Exhibit 3.1

Amendments to

Third Amended and Restated By-Laws of ExlService Holdings, Inc.

The following amendments were approved by the Board of Directors on February 23, 2017. The text below reflects additions (in blue underline) and deletions (in red strikethrough).

ARTICLE 1

DEFINITIONS

1.4 “By-laws” means these Fourth Amended and Restated By-Laws of the Corporation, as further amended from time to time.

1.6 “Chairman” means the Chairman of the Board ~~of Directors~~ of the Corporation.

~~1.14 “IPO Date” ” means the date upon which the Corporation consummates the initial public offering of shares of common stock of the Corporation pursuant to an effective Registration Statement filed under the Securities Act.1.15~~

ARTICLE 2

STOCKHOLDERS

2.9 Voting; Proxies. Unless otherwise provided in the Certificate of Incorporation, every Stockholder entitled to vote at any meeting of Stockholders shall be entitled to one vote for each share of stock held by such Stockholder which has voting power upon the matter in question. At any meeting of Stockholders, all matters, except as otherwise provided by the Certificate of Incorporation, these By-laws, the rules and regulations of any stock exchange applicable to the Corporation, applicable law or pursuant to any rules or regulations applicable to the Corporation or its securities, shall be decided by the affirmative vote of a majority in voting power of shares of stock present in person or represented by proxy and entitled to vote thereon. At all meetings of Stockholders for the election of Directors, ~~a plurality of the votes cast~~Directors shall be ~~sufficient to elect Directors as more fully~~elected as provided under Section 3.3. Each Stockholder entitled to vote at a meeting of Stockholders may authorize another person or persons to act for such Stockholder by proxy but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A Stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or by delivering a new proxy bearing a later date.

2.11.4. Other Stockholder Proposals: In addition to any other applicable requirements, at any annual or special meeting of Stockholders (i) all nominations of Stockholder nominees must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Nomination”) and (ii) all proposals of Stockholder business must be made by timely written notice given by or on behalf of a Stockholder of record of the Corporation (the “Notice of Business”). To be timely, the Notice of Nomination or the Notice of Business, as the case may be, must be delivered personally to, or mailed to, and received at the Office of the Corporation, addressed to the attention of the Secretary, (i) in the case of the nomination of a person for election to the Board or business to be conducted, at an annual meeting of Stockholders, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the date of the prior year’s annual meeting of Stockholders or (ii) in the case of the nomination of a person for election to the Board at a special meeting of Stockholders, not more than one hundred and twenty (120) days prior to and not less than the later of (a) ninety (90) days prior to such special meeting or (b) the tenth (10th) day following the day on which the notice of such special meeting was made by mail or Public Disclosure (as defined below); provided, however, that in the event that either (i) the annual meeting of Stockholders is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the first anniversary of the prior year’s annual meeting of Stockholders~~,~~ or (ii) no annual meeting was held during the prior year ~~or (iii) in the case of the Corporation’s first annual meeting of Stockholders following its IPO Date~~, notice by the Stockholder to be timely must be received (i) no earlier than one hundred and twenty (120) days prior to such annual meeting and (ii) no later than the later of ninety (90) days prior to such annual meeting or ten (10) days following the day the notice of such annual meeting was made by mail or Public Disclosure, regardless of any postponement, deferral or adjournment of the meeting to a later date. In no event shall the Public Disclosure of an adjournment or postponement of an annual or special meeting commence a new time period (or extend any time period) for the giving of the Notice of Nomination or Notice of Business, as applicable.

ARTICLE 3

DIRECTORS

3.2 Number; Qualification; Term of Office. Except as otherwise provided in the Certificate of Incorporation, the Board shall consist of no fewer than 6 nor more than 12 members, the number thereof to be determined from time to time by resolution of the Board. Directors need not be Stockholders. Each Director shall hold office until a successor is duly elected and qualified or until the Director’s earlier death, resignation, disqualification or removal. The Board (other than those Directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of the Certificate of Incorporation (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. ~~Class I Directors shall initially serve until the first~~At each annual meeting of Stockholders ~~held after the IPO Date; Class II Directors shall initially serve until the second annual meeting of Stockholders held after the IPO Date; and Class III Directors shall initially serve until the third annual meeting of Stockholders held after the IPO Date. Commencing with the first annual meeting of Stockholders held after the IPO Date~~, Directors of each class the term of which shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting of Stockholders and until the election and qualification of their respective successors in office. In case of any increase or decrease, from time to time, in the number of Directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.

3.3 Election. ~~Directors shall, except~~Except as otherwise required by applicable law or by the Certificate of Incorporation, (a) at a meeting of Stockholders in which there is an uncontested election, each Director shall be elected by the affirmative vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee, with “abstentions” and “broker non-votes” not counted as a vote cast either “for or “against” that Director’s election) by the holders of shares present in person or represented by proxy at the meeting and entitled to vote in the election, and (b) at a meeting of Stockholders in which there is a contested election, Directors shall be elected by a plurality of the votes cast ~~at a meeting of Stockholders~~(instead of by votes cast for or against a nominee) by the holders of shares present in person or represented by proxy at the meeting and entitled to vote in the election. As used in these By-laws, an “uncontested election” means an election in which the number of nominees for Director is not greater than the number to be elected and (ii) a “contested election” is an election in which the number of nominees (including nominees proposed by the Board and any Stockholder nominee properly submitted pursuant to these By-laws, including Section 2.11.4) exceeds the number of Directors to be elected, and any such proposed Stockholder nominee has not been withdrawn by the proponent Stockholder on or prior to the tenth day preceding the date the Corporation first mails or otherwise transmits its notice of meeting for such meeting to the Stockholders.

3.5 Resignation. Any Director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. ~~Such~~In an uncontested election of Directors, any incumbent nominee for Director who does not receive the affirmative vote of a majority of the votes cast in such Director’s election shall promptly tender to the Board his or her resignation after such election. The Board (without the participation of the Director tendering such resignation), giving due consideration to the best interests of the Corporation and its stockholders, shall evaluate the relevant facts and circumstances, and shall make a decision within a reasonable time period thereafter as to whether to accept the tendered resignation. If the Board rejects such tendered resignation, the Board will publicly disclose its reasons for doing so. Except as set forth above, any resignation shall take effect at the time therein specified, and, unless otherwise specified in such resignation, the acceptance of such resignation shall not be necessary to make it effective.